EXHIBIT 10.4
EMPLOYMENT AGREEMENT
     THIS AGREEMENT (“Agreement”) is entered into as of October 7, 2009 by and between WSI Industries, Inc. (the “Company”), and Michael J. Pudil (the “Executive”).
     WHEREAS, the parties previously entered into an employment agreement to provide for the Executive’s services as Chief Executive Officer and President of the Company.
     WHEREAS, the Executive is expected to eventually retire as Chief Executive Officer and the parties decided to establish a transition period, by initially establishing a separate position of President, which would provide the Company with the opportunity to proactively implement an orderly succession plan.
     WHEREAS, the parties desire to enter into a new employment agreement to set forth their mutual understanding and agreement on their employment relationship including certain matters regarding the possibility that Executive would eventually retire as Chief Executive Officer after a transition period.
     NOW, THEREFORE, in consideration of the promises and the respective undertakings of the Company and Executive set forth below, the Company and Executive agree as follows:
     1. Employment. The Company hereby employs Executive and Executive accepts such employment as an executive officer of the Company reporting to the Company’s Board of Directors. Except as expressly provided herein, termination of this Agreement by either party shall also terminate Executive’s employment by the Company.
     2. Term. Employment with the Company shall be for a term beginning on the date of this Agreement and ending on December 31, 2011, subject to earlier termination as provided herein.
     3. Position and Duties.
          3.1 Service with Company. During the term of this Agreement, Executive agrees to perform such reasonable employment duties for the Company as shall arise in connection with his position as Chief Executive Officer of the Company or as otherwise directed by the Company’s Board of Directors (the “Board”). During the term of this Agreement, for so long as Executive’s successor continues to serve in the position of President, Executive shall serve in a transitional role to facilitate an orderly transition of Chief Executive Officer responsibilities to his successor and provide such other services as may be reasonably requested by the Board or the successor during the term.
          3.2 Performance of Duties. Executive agrees to serve the Company faithfully and to the best of his ability, and to devote his full time attention and efforts to the business and affairs of the Company during the term of this Agreement as is reasonably necessary to execute his duties hereunder. The Executive agrees that during the term of this Agreement, he will not render or perform services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement or which are considered in business competition with the Company.
     4. Compensation.
          4.1 Base Salary. During the term of this Agreement, as compensation for all services to be rendered by Executive under this Agreement, the Company shall pay to Executive an annualized Base Salary (“Base Salary”) of $222,120.00. The Company shall pay the Base Salary in accordance with normal Company payroll practices, subject to state and federal taxes, social security and any other applicable withholdings. Notwithstanding the foregoing, the annualized Base Salary would be reduced to $100,000 during any period of the term after December 31, 2009 in which Executive’s successor continues to serve in the position of President.
          4.2 Fringe Benefits. Executive shall be entitled to such insurance, vacation, profit sharing and other benefits as are currently available, subject to any limitations on such benefits to officers, directors or highly paid employees in order that such benefit programs qualify under federal and state law for favored tax or other treatment. Such benefit programs may be changed from time to time by the Board provided they are changed uniformly for all officers of the Company. Executive shall also be entitled to special medical benefits (as currently in effect).
          4.3 Business Expenses. The Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him for the benefit of the Company in the performance of his duties under this Agreement, subject to compliance by Executive with the Company’s policies for expense reimbursements.
     5. Restrictive Covenant Agreement. In consideration of employment, and the severance offered to Executive under Section 6, to which the Executive was not otherwise entitled to, the Executive agrees to execute a Restrictive Covenant Agreement, attached hereto as Exhibit A.
     6. Termination and Payment to Executive.
          6.1 Termination Date. This Agreement and Executive’s employment hereunder shall terminate upon the occurrence of any one or more of the following:
          (a) Death. In the event of Executive’s death, this Agreement and Executive’s employment hereunder shall automatically terminate on the date of death.
          (b) Disability. To the extent permitted by law, in the event of Executive’s physical or mental disability that prevents Executive from performing the essential functions of Executive’s duties under this Agreement (with or without reasonable accommodation) for a period of at least 90 consecutive days in any 12-month period or 120 non-consecutive days in any 12-month period, Employer may terminate this Agreement and Executive’s employment hereunder upon giving written notice of termination to Executive.

          (c) Termination by Employer for Cause. Employer may, at its option, terminate this Agreement and Executive’s employment hereunder for Cause (as defined below) upon giving written notice of termination to Executive. “Cause” shall mean any of the following: (i) Executive has engaged in dishonesty, illegal or other wrongful conduct substantially detrimental to the business or reputation of the Company or any of its subsidiaries or affiliates; (ii) Executive has developed or pursued interests substantially adverse to the Company or any of its subsidiaries or affiliates; (iii) Executive has willfully and continuously failed to substantially perform his duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental disability), after written notice of such failure and opportunity to cure; or (iv) Executive’s conviction of, or guilty plea or nolo contendere plea to a felony involving moral turpitude, fraud or misrepresentation; provided that an act of Executive shall not be deemed “willful” unless done or omitted to be done by Executive not in good faith and without reasonable belief that the act or omission was in the Company’s best interests.
          (d) Without Cause by Employer. Employer may, at its option, at any time terminate this Agreement and Executive’s employment hereunder for no reason or for any reason whatsoever (other than for Cause or as a result of Executive’s death or Disability) by giving written notice of termination to Executive.
          (e) Termination by Executive. Executive may terminate this Agreement and Executive’s employment hereunder with or without Good Reason (as defined below) by giving thirty (30) days prior written notice of termination to Employer. “Good Reason” shall mean, without Executive’s express written consent, any of the following: (i) a material reduction in Executive’s Base Salary or benefits required under this Agreement; (ii) a change in Executive’s reporting directly to the Board of Directors; (iii) a material change in the geographic location at which Executive must perform services for the Company; and (iv) any other action or inaction that constitutes a material violation of this Agreement by the Company; provided that no such termination for Good Reason shall be effective unless: (A) Executive provides written notice to the Chair of the Compensation Committee of the Board of the existence of a condition specified in clauses (i) through (iv) of this sentence within 90 days of the initial existence of the condition; (B) the Company does not remedy such condition within 30 days of the date of such notice; and (C) Executive terminates his employment within 90 days following the last day of the remedial period described above.
          6.2 Termination for Cause or by Executive without Good Reason. In the event of a termination of this Agreement and Executive’s employment hereunder pursuant to Sections 6.1 (c) or 6.1(e) (other than a termination for Good Reason), then this Agreement and Executive’s employment with Employer shall terminate and Employer’s sole obligation under this Agreement or otherwise shall be to: (i) pay to Executive any Base Salary earned, but not yet paid, prior to the effective date of the termination of this Agreement and Executive’s employment hereunder (the “Date of Termination”) and any earned but unused vacation and personal leave, payable in accordance with Employer’s standard payroll practices; (ii) reimburse Executive for any expenses incurred by Executive through the Date of such Termination in accordance with Section 4.3 above; and (iii) pay and/or provide any amounts or benefits that are vested amounts or vested benefits or that Executive is otherwise entitled to receive under any plan, program, policy or practice (with the exception of those, if any, relating to severance) on the Date of Termination, in accordance with such plan, program, policy, or practice (clauses (i), (ii), and (iii) of this sentence are collectively referred to herein as the “Accrued Obligations”).
          6.3 Death, Disability, Termination without “Cause” or by Executive for “Good Reason” or End of Term. If Executive is terminated without Cause, Executive terminates his employment for Good Reason, Executive dies or becomes Disabled during the term of this Agreement or Executive continues to be employed by the Company until this Agreement terminates on December 31, 2011, upon execution of a release of claims against the Company similar to the attached Exhibit B (other than in the event of death) no later than the date set forth in that Exhibit B, and following expiration of the rescission period described therein:
          (a) the Company will pay all Accrued Obligations as provided in Section 6.2 above;
          (b) the Company will pay Executive a lump sum severance payment equal to $335,000 (approximately 18 months base salary), less applicable taxes and withholdings, on a date that is six months and 1 day after the effective date of Executive’s termination of employment, except that, in the event of death or Disability, payment shall be made no later than 30 days after the date of death or determination of Disability; and
          (c) except in the event of death of Executive, the Company will continue to be responsible to pay the same portion of the monthly premium that it paid immediately prior to Executive’s employment (the “Employer Premium”) towards Executive’s group health, dental and life insurance (and special medical) for the eighteen (18) month period following such termination, provided Executive elects continuation of coverage following separation and continues to be eligible for continuation coverage under COBRA. In the event the Company’s payment of the Employer Premium is required to be delayed under Treas. Reg. §1.409A-3(i)(2), the Executive shall be responsible to pay any COBRA premium due during such delay, and the Company shall reimburse to the Executive, in a lump sum, at the same time as the payment set forth in Section 6.3(b) the cumulative Employer Premiums that the Executive paid prior to that date, and thereafter the Company shall pay the Employer Premium at such time as such premiums are due. Upon the expiration of the eighteen (18) month period following termination, the Company shall pay Executive a lump sum payment in an amount equal to the Employer Premium multiplied by the number of months in the period starting with the first month immediately following the eighteen (18) month period following termination and ending with the month in which the earlier of the following dates occurs: (i) the date Executive reaches age 65 or (ii) the date Executive is expected to qualify for Medicare; and
          (d) the unvested portion of all outstanding stock options shall become fully vested as of the last day of Executive’s employment and Executive shall have the ability to exercise all vested stock options during such eighteen (18) month period following Executive’s termination; provided no stock option shall be exercisable after its original expiration date, and (b) the restrictions on all outstanding restricted stock awards shall lapse as of the last day of the Executive’s employment. The provisions of this Section 6.3 shall supersede any provisions of the stock option and restricted stock award agreement that is inconsistent herewith, and shall be deemed an amendment to any such agreement executed by the Company and the Executive. The terms of this Agreement have been approved by the Compensation Committee of the Board in compliance with the terms of the Company’s 2005 Stock Plan.
The Company and the Executive shall take all steps necessary (including with regard to any post-termination services by Executive) to ensure that any termination of employment described in this Section 6.3 constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and notwithstanding anything contained herein to the contrary, the date of such separation from service shall be the date of termination of employment under this Agreement.
          6.4 Effect of Termination. Notwithstanding any termination of this Agreement, Executive, in consideration of his employment thereunder to the date of such termination shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Executive’s employment.
          6.5 Surrender of Records and Property. Upon termination of his employment with the Company, Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, computers, cellular phones or any other equipment which are the property of the Company or which relate in any way to the business products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets, proprietary or Confidential Information of the Company, which in any of the cases are in his possession or under his control.
          6.6 No Additional Pay/Benefits. Except as specifically set forth above, no post-termination payments or benefits will be provided to Executive following the termination of Executive’s employment, including any incentive pay or other bonus, during which the severance pay is paid, unless otherwise provided under law or agreed to by the parties in writing and such agreement is not contrary to or otherwise prohibited by a plan document.
          6.7 Board Status. Nothing herein shall be construed as a contractual right of the Executive to serve as a Chairman or as a member of the Board of Directors.
          6.8 Grantor Trust. No later than 5 business days following the earlier of (i) a “change in control” of the Company (as defined in Treas. Reg. §1.409A-3(i)(5)), (ii) the termination of Executive by the Company without Cause, (iii) the termination by Executive of his employment for Good Reason or (iv) December 31, 2011, provided Executive continues to be employed by the Company through such date, the Company shall establish an irrevocable grantor trust in a form substantially similar to the form of trust set forth in Rev. Proc. 92-64, as modified by Notice 2000-56, and deposit the amounts required to be paid Executive under the terms of Section 6.3(b) and Section 6.3(c) in cash with the trustee in trust, which will be the initial principal of the trust to be held, administered and disposed of by trustee as provided in such trust agreement and this Agreement.

     7. Miscellaneous.
          7.1 Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the state of Minnesota other than its law dealing with conflicts of law.
          7.2 Venue. Any action at law, suit in equity, or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement or any provision hereof, shall be litigated only in the courts of the state of Minnesota, County of Hennepin, or the Federal District Court, District of Minnesota, Fourth Division. Executive waives any right Executive may have to transfer or change the venue of any litigation brought against Executive by the Company. Executive also waives any claim of inconvenient forum.
          7.3 Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, geographical extent or business activities which may be valid and enforceable under applicable law. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms possible under applicable law.)
          7.4 Prior Agreements. This Agreement contains the entire agreement of the parties relating to the employment of Executive by the Company and the ancillary matters discussed therein, including all Exhibits and supersedes all prior agreements and understandings with respect to such matters, including without limitation the Employment (Change in Control) Agreement dated January 11, 2001, as amended, and the Employment Agreement dated October 22, 1993, as amended, and the parties thereto have made no agreements, representations or warranties relating to such employment or ancillary matters except as expressly set forth herein.
          7.5 Withholding Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling. It is intended that any amounts payable under this Agreement will comply with Section 409A of the Code, and treasury regulations relating thereto, so as not to subject Executive to the payment of any interest and tax penalty which may be imposed under Section 409A of the Code, provide however that the Executive, and not the Company shall be responsible for any such interest and tax penalties. The timing of the payments or benefits provided herein may be modified to so comply with Section 409A of the Code.
          7.6 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by both Executive and the Company.

          7.7 No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor there any estoppel to enforce any provision of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
          7.8 Assignment. This Agreement shall not be assignable, in whole or in part, by the Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and upon any person acquiring, by merger, consolidation, purchase of assets or otherwise, all or substantially all of the assets and business of the Company, and the successor shall be substituted for the Company under this Agreement.
          7.9 Legal Fees. The Company shall reimburse Executive for the reasonable, and appropriately documented, fees and expenses of legal counsel to Executive in connection with the negotiation and execution of this Agreement, up to a maximum total reimbursement of $5,000.
          7.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
          7.11 Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions thereof.
     IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date set forth in the first paragraph.

WSI Industries, Inc.
By	/s/ Paul D. Sheely
Its Chief Financial Officer

Executive
/s/ Michael J. Pudil
Michael J. Pudil

EXHIBIT A
RESTRICTIVE COVENANT AGREEMENT
     THIS RESTRICTIVE COVENANT AGREEMENT (“Agreement”) is entered into as of October 7, 2009, by and between Michael J. Pudil (“Employee”) and WSI Industries, Inc., (the “Company” or the “Employer”).
     IN CONSIDERATION of employment, and the severance and other benefits offered Employee under the Employment Agreement dated this date between Employee and Employer, to which Employee was not otherwise entitled to, the Company and Employee agree as follows:
     1. Confidential Information.
          1.1 “Confidential Information” Defined. “Confidential Information” means information not generally known and proprietary to the Company or to a third party for whom the Company is performing work, including, without limitation, information concerning any patents or trade secrets, confidential or secret designs, processes, formulae, source codes, plans, devices or material, research and development, proprietary software, analysis, techniques, materials or designs (whether or not patented or patentable), directly or indirectly useful in any aspect of the business of the Company, any vendor names, customer and supplier lists, databases, management systems and sales and marketing plans, accounting and financial reports, evaluations, statements, audits of the Company or other affiliated entity, any confidential secret development or research work of the Company, or any other confidential information or proprietary aspects of the business of the Company. All information which Employee acquires or becomes acquainted with during Employee’s employment by the Company (including employment by an affiliated company), whether developed by Employee or by others, which Employee has a reasonable basis to believe to be Confidential Information, or which is treated by the Company as being Confidential Information, shall be presumed to be Confidential Information.
          1.2 Disclosures and Use by Employee. Employee will not, during or at any time after the term of employment under this Agreement, divulge, disclose or communicate to any person or entity, or use for Employee’s benefit or for the benefit of any third party, in any manner whatsoever, whether directly or indirectly, any information concerning any matters affecting or relating to the business of Employer, including any of its customers, the prices it obtains or has obtained from the sale of, or at which it sells or has sold, its products, or any other information concerning its business, its manner of operation, its plans, processes, specifications, merchandising techniques, or other data. Employee understands that such matters and information are important, material, and confidential and are necessary to the effective and successful conduct of Employer’s business and goodwill, and that any breach of the terms of this paragraph shall be a material breach of this agreement.
          1.3 Scope of Obligation. The foregoing obligations of confidentiality shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this Agreement by Employee.

          1.4 Ownership Rights: Confidentiality. Employee shall not acquire any rights hereunder or during employment to any documents, records, tangible property, goodwill, trade secrets, customer lists, proprietary interests, Confidential Information, or other property of Employer, whether tangible or intangible. All such technical and business information of Employer, including any records or documents which Employee shall compile while employed with Employer, are to be considered confidential.
     2. Non-competition and Non-solicitation.
          2.1 Non-competition.
     (a) During and After Employment. Throughout the period of Employee’s employment with Employer, and thereafter for the period described in Section 2.1(c) set forth below, Employee shall not, for any reason whatsoever, directly or indirectly, plan, organize, advise, own, manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of any business similar to the type of business conducted by Employer, and will not conspire with others to do so as a shareholder, officer, director, agent, employee, advisor, consultant or independent contractor of any competing business. A competing business includes any corporation, limited liability company, partnership, proprietorship, association, or other entity or person engaged in developing, producing, designing, providing, soliciting orders for, selling, distributing or marketing products or services that directly or indirectly compete with any of the Company’s products, services or business. Ownership by Employee, as a passive investment, of capital stock or other securities of any corporation dissimilar from the Company shall not constitute a breach of this Section 2.1(a).
     (b) Restriction as to Territory. Employee’s agreement not to compete against Employer shall extend throughout the territory where it actually does business or may reasonably expect to do business and the territory where its customers are located.
     (c) Restriction as to Duration. The duration of this agreement not to compete shall extend throughout the term of Employee’s employment with Employer and for an additional twelve (12) months thereafter; provided, however, that the duration of the foregoing covenant shall be extended beyond the time period set forth herein for a period equal to the duration of any breach or default of such covenant by Employee. Employee agrees that this restriction as to duration is reasonable in light of the nature of Employee’s job.
     (d) Independent Covenant. Employee’s agreement not to compete as set forth in this Section 2.1 is understood to be an independent covenant and agreement on Employee’s part which may be enforced against Employee regardless of any claim Employee may have or assert against Employer.

     (e) Court Ruling. In the event that the foregoing agreement not to compete is determined by a court of competent jurisdiction to be excessive in its duration or in the area to which it applies, it shall be considered modified and valid for such duration and for such area as said court may determine to be reasonable under the circumstances.
          2.2 Non-solicitation. Employee further agrees that Employee will not at any time during employment with the Company and for the period of twelve (12) months following the last day of employment with the Company, directly or indirectly, induce or influence any employee of the Company to leave the employ of the Company or any consultant or other independent contractor for the Company to change or terminate any relationship between that person and the Company.
          2.3 Prohibited Activity. Employee further agrees that, Employee will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of this Section 2 if such activity were carried out by Employee, directly or indirectly, or induce any employee of the Company to carry out, directly or indirectly, any such activity.
     3. Copy to New Employer. Throughout the term of this Agreement, and for a period of twelve (12) months thereafter, Employee will inform Employee’s new or prospective employer, prior to accepting employment, of the existence of this Agreement and will provide such employer a copy thereof.
     4. Termination. Notwithstanding any termination of employment, Employee, in consideration of employment through the date of such termination, shall remain bound by the provisions of this Agreement, which specifically relate to periods, activities or obligations upon or subsequent to the termination of Employee’s employment.
     5. Settlement of Disputes.
          5.1 Resolution of Certain Claims - Injunctive Relief. Claims brought by the Company asserting a violation of this Agreement, or seeking to enforce, by injunction or otherwise, the terms this Agreement may be maintained by the Company in a lawsuit subject to the terms of Section 5.2. Employee agrees that, in addition to, but not to the exclusion of any other available remedy, the Company shall have the right to enforce the provisions of this Agreement by applying for and obtaining temporary and permanent restraining orders or injunctions from a court of competent jurisdiction without the necessity of filing a bond therefore, and the Company shall be entitled to recover from Employee its reasonable attorneys’ fees and costs in enforcing this Agreement.
          5.2 Venue. Any action at law, suit in equity, or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement or any provision hereof, shall be litigated only in the courts of the state of Minnesota, or the Federal District Court, District of Minnesota. Employee waives any right Employee may have to transfer or change the venue of any litigation brought against Employee by the Company. Employee also waives any claim of inconvenient forum.

          5.3 Severability. In the event any provision of this Agreement is found to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to make it enforceable, and as so severed or modified, the remainder of this Agreement shall remain in full force and effect. Employee expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms possible under applicable law).
     6. Miscellaneous.
          6.1 Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the state of Minnesota other than its law dealing with conflicts of law.
          6.2 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by both Employee and the Company.
          6.3 No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor there any estoppel to enforce any provision of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
          6.4 Assignment. This Agreement shall not be assignable, in whole or in part, by the Employee. This Agreement is freely assignable by the Company in connection with a sale of substantially all of the equity or assets of the Company
          6.5 Effect of Agreement. Nothing contained in this Agreement is intended to create an express or implied contract of employment or guarantee of employment. Employee agrees that Employee is employed “at will” and agrees that the Company is not by reason of this Agreement obligated to continue Employee’s employment at any time, for any reason.
          6.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
          6.7 Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions thereof.

     IN WITNESS WHEREOF, Employee and the Company have executed this Agreement as of the date set forth in the first paragraph.

WSI INDUSTRIES, INC.
By:

Its:

EMPLOYEE
Michael J. Pudil, individually

EXHIBIT B
SEPARATION AGREEMENT AND RELEASE
     This Separation Agreement and Release (hereafter “Agreement”) is entered into by and between Michael J. Pudil (hereinafter referred to as “Pudil,” “you” or “your”) and WSI Industries, Inc. (“WSI”).
RECITALS:
     WHEREAS, Pudil was employed by WSI as an at-will employee under the terms of the certain Employment Agreement dated as of October 7, 2009 (“Employment Agreement”), which means that either Pudil or WSI may terminate that employment relationship at any time with or without cause; and
     WHEREAS, effective                                         , WSI and Pudil separated their employment relationship (“Separation Date”); and
     WHEREAS, in accordance with the Employment Agreement, WSI has offered Pudil severance to which Pudil was not otherwise entitled to, in return for a release of all claims against WSI;
     NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein, and for other good and valuable consideration, the receipt and sufficiency of which is specifically acknowledged by Pudil and WSI, the parties knowingly and voluntarily agree as follows:
     7. Payment of Accrued Obligations. WSI will pay and provide to you the Accrued Obligations as set forth in Section 6.3(a) of the Employment Agreement, subject to applicable withholding, at the time and in the manner provided therein.
     8. Payment of Severance and Other Benefits. WSI will pay you the amounts set forth in Section 6.3(b) and (c) of the Employment Agreement, subject to applicable withholding, at the time and in the manner provided therein, following expiration of the rescission period described in Paragraph 5 of this Agreement and WSI’s receipt of Exhibit A, signed and dated by you after expiration of the rescission period. Exhibit A is your certification that you have taken no steps to exercise your right of rescission.
     9. Release. In consideration for the benefits outlined in Section 2 above, you agree to the following:
a.	You hereby release, agree not to sue, and forever discharge WSI, Inc., its affiliates, and related entities, and its officers, governors, members, agents, employees, successors and assigns, from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorneys’ fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, you have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with your employment with WSI, or the termination of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of your signing this Agreement.
b.	This release includes, without limiting the generality of the foregoing, any claims you may have for wages, bonuses, commissions, penalties, deferred compensation, vacation pay, separation pay and/or benefits, defamation, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), the Minnesota Human Rights Act, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act, Minn. Stat. § 181.932, Minn. Stat.§ 176.82 and any claim for discrimination or retaliation based on a protected class under state or federal law. You hereby waive any and all relief not provided for in this Agreement.

c.	You affirm that you have not caused or permitted, and to the full extent permitted by law, will not cause or permit to be filed (to the extent that you are able to control such filing), any charge, complaint, or action of any nature or type against WSI, and its successors and assigns, including but not limited to any action or proceeding raising claims arising in tort or contract, or any claims arising under federal, state or local laws, including discrimination laws.
     10. Consideration Period. You may review this Agreement with an attorney of your choosing. You have 21 days from                     , 20___, to consider whether you wish to sign it. You acknowledge that if you sign this Agreement before the end of the 21 day period, it is your voluntary decision to do so, and you waive the remainder of the 21 day period.
     11. Rescission. You are hereby notified of your right to rescind this Agreement within seven (7) calendar days of your signing to reinstate federal claims under the Age Discrimination in Employment Act and your right to rescind this Agreement within 15 calendar days with regard to claims arising under the Minnesota Human Rights Act. In order to be effective, the rescission must be in writing and delivered to Paul Sheely, Vice President - Finance, WSI Industries, Inc., 213 Chelsea Road, Monticello, MN 55362, by hand or by mail within the required period; and if delivered by mail, the rescission must be postmarked within the required period, properly addressed to Paul Sheely and sent by certified mail, return receipt requested. This Agreement will be effective upon the expiration of the 15 day period without rescission. You understand that if you rescind this Agreement in accordance with this paragraph, you will not receive the severance payment described in Paragraph 1 above.
     12. Return of All Property. You acknowledge return of all WSI property, including keys, credit cards, security access cards, codes, personal computers, memoranda, data, records, notes and other information in your possession or under your control in any media form. You will be permitted supervised access to the computer you used during employment to copy and remove all personal data and software.
     13. Non-Disclosure of Confidential Information. By signing this Agreement, you acknowledge and agree that you have had access in your employment with WSI to confidential information of and further acknowledge and agree that the release or disclosure of any confidential information will cause WSI irreparable injury. By signing this Agreement, you acknowledge that you have not used or disclosed, and agree that you will not at any time use or disclose, directly or indirectly, to any other entity or person, any confidential information of WSI.
     14. Confidentiality of this Agreement. You also promise and agree not to disclose the contents and terms of this Agreement. You agree that the only people with whom you may discuss this Agreement are your spouse and legal and financial advisors, provided they agree to keep the information confidential or as otherwise required by law. WSI may disclose the terms of this Agreement to its officers, directors, outside auditors, and employees or agents who have a legitimate need to know the terms of the Agreement in the course of performing their duties or as required by law or regulation of the Securities and Exchange Commission. Other than as set forth above, the terms of the Agreement shall not be disclosed, except pursuant to written authorization by the other party.
     15. Non-disparagement. The parties agree that they will not disparage or defame each other in any respect or make any negative comments concerning the employment relationship, the termination thereof, or the matters contained in this Agreement. You agree that you will not assist or encourage any individual or group of individuals to bring or pursue a lawsuit, charge, complaint or grievance, or in making any other demand against WSI, or any of its officers, employees, or agents.
     16. No Admission. This Agreement shall not in any way be construed as an admission by WSI of any liability or unlawful conduct whatsoever. WSI specifically denies any liability or unlawful conduct.
     17. Severability. In the event that any provision of this Agreement is found to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to make it enforceable, and as so severed or modified, the remainder of this Agreement shall remain in full force and effect.
     18. Governing Law. This Agreement shall be governed and construed in accordance with laws of the State of Minnesota, other than its law dealing with conflicts of law.
     19. Entire Agreement. This Agreement contains the full agreement between you and WSI and may not be modified, altered, or changed in any way, except by written agreement signed by the parties. The parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties on this matter. You are not eligible for any other payment or benefits, except for those expressly described in this Agreement, provided that you sign and do not rescind this Agreement. Notwithstanding the foregoing, the terms of the Restrictive Covenant Agreement and any remaining terms under the

Employment Agreement between you and WSI that continue following your termination of employment shall remain in full force and effect.
     20. Acknowledgement of Release. By signing this Agreement, you acknowledge that you have read this Agreement, including the release of claims contained in this Agreement, and understand that the release of claims is a full and final release of all claims you may have against WSI and the other entities and individuals covered by the release. By signing, you also acknowledge and agree that you have entered into this Agreement knowingly and voluntarily.
WSI Industries, Inc.

By:

Its:

I have read and understand and agree to the terms and conditions set forth above and have signed this Agreement freely, voluntarily and with full knowledge and understanding of its meaning.
Dated                     , 20__

Michael J. Pudil

EXHIBIT A
to
SEPARATION AGREEMENT AND RELEASE
CERTIFICATION
                    , 20__
WSI Industries, Inc.

Dear                                         :
This letter, signed and dated more than 15 days after I signed the Separation Agreement and Release between WSI and me dated                     , 20___, is to certify that I have taken no steps to exercise my right of rescission, as described in the Agreement.
Sincerely,